Exhibit 99.15

SUPPORT AGREEMENT AMENDMENT

THIS AMENDMENT AGREEMENT is made as of the 28th day of May, 2018,

B E T W E E N:

BROOKFIELD ASSET MANAGEMENT INC., a corporation incorporated under the laws of the Province of Ontario

(“Brookfield”)

- and -

TERRAFORM POWER, INC., a corporation incorporated under the laws of the State of Delaware

(“TerraForm”)
RECITALS:

Brookfield and TerraForm entered into a Support Agreement dated February 6, 2018 (the “Support Agreement”).

The parties wish to amend the Support Agreement to reflect an increase in the maximum amount of the back-stop.

NOW THEREFORE in consideration of the mutual covenants contained in this Amendment Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1.	Amendment

The Support Agreement is hereby amended by increasing the amount of the “Equity Offering” (as defined in the recitals to the Support Agreement) from “up to approximately $400 million” to “up to $650 million”.

Except as amended hereby, the terms of the Support Agreement remain in full force and effect.  TerraForm acknowledges and agrees that the Conflicts Committee of the TerraForm Board of Directors has agreed to and approved this Amendment Agreement.

2.	Further Assurances

Each of the parties hereto shall promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other party hereto may reasonably require from time to time for the purpose of giving effect to this Amendment Agreement and shall use its best efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Amendment Agreement.

3.	Governing Law

This Amendment Agreement shall be governed by and construed in accordance with the laws of the State of New York.

4.	Counterparts

This Amendment Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Execution and delivery of this Amendment Agreement may be made and evidenced by facsimile transmission or other means of electronic communication.

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IN WITNESS WHEREOF the parties hereto have executed this Amendment Agreement as of the date first written above.

BROOKFIELD ASSET MANAGEMENT INC.

by:	/s/ Sachin Shah
Name: Sachin Shah
Title: Senior Managing Partner

TERRAFORM POWER, INC.

by:	/s/ Andrea Rocheleau
Name: Andrea Rocheleau
Title: General Counsel